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                                                                     EXHIBIT 5.1


                      [MORRISON & FOERSTER LLP LETTERHEAD]


                                       July 19, 2002


                                                         Writer's Direct Contact
                                                              650-813-5641
                                                            jbastian@mofo.com

Electroglas, Inc.
6024 Silver Creek Valley Road
San Jose, CA  95138


Ladies and Gentlemen:

        At your request, we have examined the registration statement on Form S-3 filed by Electroglas, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on July 19, 2002 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of $35,500,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due 2007 (the "Notes"), 714,573 warrants (the "Warrants") to purchase 714,573 shares of the Company's common stock, $0.01 par value per share (the "Common Stock") and 4,179,171 shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants (the Common Stock and together with the Notes and the Warrants, the "Securities"). The Securities are being offered by certain selling securityholders specified therein (the "Selling Securityholders").

        As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Securityholders in connection with the registration, offer and sale of the Securities.

        It is our opinion that (i) the Notes and the Warrants have been legally and validly issued and are fully paid and nonassessable, and (ii) the shares of Common Stock when issued upon conversion of the Notes or exercise of the Warrants will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.


                                        Very truly yours,


                                        /s/ Morrison & Foerster LLP